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Exhibit (a)(5)

FIBERTOWER CORPORATION

Exchange Offer and Consent Solicitation
Relating to its
9.00% Convertible Senior Secured Notes Due 2012

The Exchange Offer (as defined below) will expire at 5:00 P.M., New York City time, on December 1, 2009, unless extended (such date and time, as the same may be extended, the "Expiration Time"). Tenders may be withdrawn and the related consents may be revoked at any time prior to the Expiration Time, but not thereafter.

October 26, 2009

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        FiberTower Corporation ("FiberTower") is offering to exchange (the "Exchange Offer") all properly tendered and accepted 9.00% Convertible Senior Secured Notes due 2012 (the "Existing Notes") for its 9.00% Mandatorily Redeemable Convertible Senior Secured Notes due 2012 (the "Interim Notes"), on the terms and subject to the conditions set forth in its Offering Memorandum and Consent Solicitation Statement dated October 26, 2009 (the "Offering Memorandum"). Concurrently with the Exchange Offer, FiberTower is also soliciting consents (the "Consent Solicitation") from each holder of Existing Notes (each, a "Holder" and collectively, the "Holders") for certain amendments to the indentures and collateral agreements pursuant to which the Existing Notes were issued in order to eliminate or amend substantially all of the restrictive covenants and modify certain events of default and various other provisions contained in such indenture and collateral agreements (collectively, the "Proposed Amendments"), as described in the Offering Memorandum. The Proposed Amendments will not become operative unless and until the Exchange Offer is consummated.

        We are asking you to contact your clients for whom you hold the Existing Notes. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. For your use and for forwarding to those clients, we are enclosing the following documents:

        1.     The Offering Memorandum;

        2.     The Letter of Transmittal and Consent for your use and for the information of your clients, which includes as Annex C thereto a Beneficial Owners' Instruction Letter, which you may send to your clients, with space provided for obtaining their instructions with regard to the Exchange Offer and the Consent Solicitation;

        3.     Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer; and

        4.     A form of letter which may be sent to your clients for whose accounts you hold Existing Notes registered in your name or in the name of your nominee.

        All exchanges may be executed through The Depository Trust Company's ("DTC") Automated Tender Offer Program ("ATOP") by transmitting acceptances to DTC in accordance with DTC's ATOP procedures.

        The Exchange Offer and Consent Solicitation are subject to satisfaction of certain conditions as specified in the Offering Memorandum. FiberTower reserves the right to terminate, extend or amend the Exchange Offer and the Consent Solicitation with respect to the Existing Notes if any condition of the Exchange Offer and the Consent Solicitation is not satisfied or waived by FiberTower or otherwise in its sole discretion.

        FiberTower will not pay you any fees or commissions for soliciting acceptances of the Exchange Offer and the Consent Solicitation. However, FiberTower will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        Questions and requests for assistance should be addressed to the exchange agent and the information agent. Requests for additional copies of the enclosed materials should be directed to the exchange agent and the information agent.

        The Exchange Agent for the Exchange Offer and Consent Solicitation is:

D. F. King & Co., Inc.

By Hand Delivery, Overnight Courier or Mail:	By Facsimile Transmission (for Eligible Institutions only):
48 Wall Street, 22ndFloor New York, New York 10005 Attention: Mark Fahey	(212) 809-8838 Attention: Mark Fahey Confirm by telephone: (212) 232-2228

        The Information Agent for the Exchange Offer and Consent Solicitation is:

D. F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Banks and Brokers, Call Collect:
(212) 269-5550
All Others Call Toll-Free:
(800) 714-3313
fibertower@dfking.com

                      Very truly yours,

                      FIBERTOWER CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FIBERTOWER CORPORATION, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT ON THEIR BEHALF EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING MEMORANDUM OR THE LETTER OF TRANSMITTAL OR USE ANY DOCUMENT IN CONNECTION WITH THE EXCHANGE OFFER AND THE CONSENT SOLICITATION OTHER THAN FOR THE PURPOSES DESCRIBED HEREIN.

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Exhibit (a)(5) - Form of Letter to Brokers